Exhibit 10.3

                                                                       EXHIBIT C

                        SUPPORT AND MAINTENANCE AGREEMENT

      SUPPORT AND MAINTENANCE AGREEMENT dated as of April __, 2005 (the "Effective Date"), between On2 Technologies, Inc., a Delaware corporation ("On2"), and Wildform, Inc., a California corporation ("Wildform"). Capitalized terms used herein and not defined herein shall have the meanings given to them in Asset Purchase Agreement (as defined below).

                                   WITNESSETH:

      WHEREAS, On2 and Wildform have entered into an Asset Purchase And Software License Agreement dated as of April 4, 2005 (the "Asset Purchase Agreement") pursuant to which, among other matters, Wildform has agreed to sell and license certain assets to On2; and

      WHEREAS, in connection with the Asset Purchase Agreement, On2 desires for Wildform to provide certain services to On2, and Wildform wishes to perform such services in accordance herewith.

      NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, each of On2 and Wildform mutually covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For purposes hereof, each of the following terms shall have the respective meaning set forth below, whether employed in the singular or plural, unless the particular context in which a term is used clearly indicates otherwise:

      1.1 "Closing Date Payment Amount" shall have the meaning set forth in the Asset Purchase Agreement.

      1.2 "Common Stock" means the common stock of On2, par value $0.01.

      1.3 "Confidential Information" means any and all information disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party"), in any manner, prior to the Effective Date and thereafter during the Term. Confidential Information may include, but is not limited to, the following types of information and other information of a similar nature, in any form or medium, in any way perceived: trade secrets, software licensed on an evaluation basis hereunder (whether source code, executable code or otherwise), source code, inventions, art, drawings, schematics, files, file data, documentation, diagrams, specifications, know how, processes, formulas, flow charts, product criteria, research and development records, procedures, test results and samples, marketing techniques and materials, marketing and development plans, pricing data, price lists, business plans, information relating to customer identities, supplier or other source identities, and financial information.

Confidential Information of a Disclosing Party may also include any information described above, whether or not owned or developed by it, and any such information Disclosing Party is obligated to keep confidential by way of a written agreement with a third party. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (ii) is rightfully in the possession of Receiving Party prior to disclosure by Disclosing Party, (iii) is received by Receiving Party from a third party having the right to make such disclosure and not under a confidentiality obligation to the Disclosing Party, or (iv) is independently developed by the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party.

      1.4 "Deliverable" means each item to be delivered by Wildform in accordance with Exhibit B hereto.

      1.5 "Development Work" means the customization and integration of the Flix Software to be performed by Wildform and described on Exhibit B hereto

      1.6 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

      1.7 "Flix Software" means the following software in source code and object code form: Flix Pro 4 for Windows, Flix Pro 4 for Windows Demo, Flix Pro 3 for Mac, Flix Pro 3 for Mac Demo, Flix Engine 3.5 for Windows, Flix Engine 3.5 for Windows Demo, Flix Exporter 4 for Windows (including Flix FLV player) Flix Exporter 4 for Windows Demo (including Flix FLV player), Flix Exporter 4 for Mac (including Flix FLV player), Flix Exporter 4 for Mac Demo (including Flix FLV player), Flix Lite 3 for Windows, Flix Lite 3 for Windows Demo, Flix Lite 3 for Mac, Flix Lite 3 for Mac Demo.

      1.8 "Incorporated Technology" means any technology or materials (including software source code) provided by On2 to Wildform in order for Wildform to perform the Development Work.

      1.9 "Intellectual Property Rights" means all intellectual property rights arising under statutory or common law or any other legal system in the world, including that which is acquired or obtained under a contract with a third party, and whether or not perfected, comprising any of the following: (i) copyrights, copyright registrations, mask works and mask work registrations;
(ii) rights relating to the protection of trade secrets and confidential information; (iii) patents, patent applications, reissue patents and reissue applications, continuation and continuation in part applications, invention registrations, petty patents; (iv) trademarks, service marks, trade names, trade dress, domain names, and registrations for the foregoing, of all kinds and types; (v) any right analogous to those set forth in this definition in foreign jurisdictions; and (vi) any renewals or extensions of the foregoing (as and to the extent applicable) now existing, or hereafter filed, issued or acquired.

      1.10 "Incorporated Technology Works" shall mean all inventions, intellectual property, works, derivative works, innovations, or other developments made or developed by Wildform solely as a result of and in relation to the incorporation of the Incorporated Technology to the Flix Software, and explicitly excluding the Licensed Assets.

      1.11 "Nonconformance Notice" shall have the meaning set forth in Section
3.1 hereof.

      1.12 "Payment Shares" means Two Hundred Eighty Thousand shares of Common Stock, subject to adjustment from time to time in connection with any stock split, reverse stock split, stock dividend or other similar change in On2's capitalization.

      1.13 "Program Errors" means any defect in the Flix Software that 1) results in the loss or corruption of data on a user's system, 2) causes the Flix Software to become unstable, 3) eliminates the user's ability to perform intended functions in the Flix Software, or 4) causes the operating system or any other programs to become unstable or cease to function. The defect must be caused by the Flix Software in the form provided by Wildform as a Deliverable.

      1.14 "Specifications" shall mean the Flix Software customizations and integrations described on Exhibit B.

      1.15 "Term" shall have the meaning set forth in Section 9.1 hereof.

                                   ARTICLE II

                          TRANSITION SERVICES PROVIDED

      2.1 Transition Services. Upon the terms and subject to the conditions set forth in this Agreement, with respect to each of those services set forth on Exhibit A hereto, which Exhibit is made a part of this Agreement, Wildform will provide to On2 the services indicated on such Exhibit (the "Transition Services") during the time period for each such Transition Service set forth in such Exhibit (hereinafter referred to as the "Time Periods" for all of the Transition Services, and the "Time Period" for each Transition Service).

      2.2 Personnel. In providing the Transition Services, Wildform, as it deems necessary or appropriate in its sole discretion, may (i) use its personnel, and
(ii) employ the services of third parties to the extent such third party services are reasonably necessary for the efficient performance of any of such Transition Services, provided, however that the marketing and PR services set forth on Exhibit A shall be supervised by Colby Devitt or Jonathan Blank.

      2.3 Representatives. Each of On2 and Wildform shall appoint a representative to act as its primary contact person for the provision of all of the Transition Services (collectively, the "Primary Coordinators"). The initial Primary Coordinators shall be Chris Schapdick for On2 and Jonathan Blank for Wildform. Each party may treat an act of a Primary Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator had authority to so act. Wildform and On2 shall advise each other in writing of any change in the Primary Coordinators, setting forth the name of the Primary Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator is authorized to act for such party in all matters relating to this Agreement. Each of On2 and Wildform agree that all communications relating to the provision of the Transition Services shall be directed to the Primary Coordinators.

      2.4 Level of Transition Services. Wildform shall perform the Transition Services for which it is responsible hereunder following commonly accepted standards of care in the industry and exercising the same degree of care as it exercises in performing the same or similar services for its own business as of the date of this Agreement.

                                   ARTICLE III

                              SOFTWARE DELIVERABLES

      3.1 Deliverables. Subject to payment by On2 of the Closing Date Payment Amount in accordance with the Asset Purchase Agreement, Wildform shall deliver each Deliverable in accordance with the timeframe (the "Timeframe") set forth in Exhibit B, which Exhibit is made a part of this Agreement. On2 will use commercially reasonable efforts to cooperate with Wildform as necessary in completing the Development Work and delivery of the Deliverables. Upon receipt of each Deliverable, On2 shall have a period of thirty (30) working days within which to inspect such Deliverable based upon the relevant Specification (an "Acceptance Period"). Should On2 find that any Deliverable does not substantially conform to the relevant Specification, On2 shall promptly so notify Wildform in writing, which notice shall provide sufficiently detailed explanation of the non-conformities so as to allow Wildform to reproduce them (any such notice is referred to herein as a "Nonconformance Notice"). Each of the Deliverables shall be deemed accepted by On2 unless On2 delivers to Wildform a Nonconformance Notice within thirty (30) business days of the delivery of such Deliverable. In the event that Wildform receives such Nonconformance Notice from On2, Wildform shall make commercially reasonable efforts to modify such Deliverable and re-deliver it to On2 after any such modification is completed. Each Deliverable shall be deemed to have been accepted by On2 when either (i) On2 notifies Wildform in writing of its acceptance of such Deliverables or (ii) On2 does not deliver a Nonconformance Notice to Wildform within the Acceptance Period. Notwithstanding anything herein to the contrary, On2 shall not unreasonably withhold acceptance of any Deliverable.

      3.2 Program Errors. During the Term, Wildform shall resolve Program Errors in the manner provided in Exhibit A.

                                   ARTICLE IV

                                  COMPENSATION

      As consideration for the services to be provided by Wildform hereunder, On2 will pay Wildform a total of (i) $160,000 payable as follows: (a) $22,500 per month for each of the four (4) months following the Effective Date and $10,000 per month for each of the fifth and sixth months following the Effective Date with the first payment being payable 30 days from the Effective Date, and each subsequent payment payable within thirty (30) days of the preceding payment and (b) $50,000 upon On2's acceptance of the Deliverables pursuant to Section
3.1 hereof; and (ii) the Payment Shares, issuable upon the 12-month anniversary of the Effective Date. The foregoing notwithstanding, the payment provided for in this Article IV is not intended to constitute consideration for the Purchased Assets and Licensed Assets, payment for the license of which is provided for in the Asset Purchase Agreement.

                                    ARTICLE V

                                 CONFIDENTIALITY

      5.1 Use of Confidential Information. The Receiving Party represents and warrants to the Disclosing Party that:

            5.1.1 it will keep and maintain all Confidential Information of the Disclosing Party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

            5.1.2 it will not, directly or indirectly, disclose any Confidential Information to any third party, except as contemplated by this Agreement or with the Disclosing Party's prior written consent;

            5.1.3 it will not make use of any Confidential Information for its own purposes, such as creation of a competitive product; or for the benefit of anyone or any entity other than as contemplated by this Agreement;

            5.1.4 upon the Disclosing Party's written request, at the earlier of the end of the Term, or receipt of notice from the Disclosing Party of a breach by it of this Agreement or an Annex, the Receiving Party will deliver promptly to the Disclosing Party or, at the Receiving Party's option, will destroy all memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) regarding or including any Confidential Information which the Receiving Party may then possess or have under its control; and

            5.1.5 it will take no action with respect to the Confidential Information that is inconsistent with its confidential and proprietary nature.

      5.2 Exceptions to Non-Disclosure Obligations. Notwithstanding the foregoing, the Receiving Party shall be permitted to disclose Confidential Information without any violation of this Agreement if such disclosure is required by law, but in such event the Receiving Party shall notify the Disclosing Party in writing in advance of such disclosure, and provide the Disclosing Party with copies of any related information so that the Disclosing Party may take appropriate action to protect its Confidential Information. The Receiving Party acknowledges that the disclosure of Confidential Information of the Disclosing Party may cause irreparable injury to the Disclosing Party and damages that may be difficult to ascertain. The Disclosing Party shall, therefore, be entitled to injunctive relief upon a disclosure or threatened disclosure of any Confidential Information of the Disclosing Party in violation of this Agreement, in addition to such other remedies as may be available at law or in equity. Without limitation of the foregoing, the Receiving Party shall promptly advise the Disclosing Party in the event that the Receiving Party learns or has reason to believe that any person or entity that has had access to Confidential Information of the Disclosing Party through the Receiving Party has violated or intends to violate the terms of this Agreement.

      5.3 Receiving Party's Duty of Care. Receiving Party shall protect the Confidential Information from unauthorized use or disclosure by exercising the same degree of care that Receiving Party uses with respect to information of its own of a similar nature, but in no event less than reasonable care, until five
(5) years from the later of the Effective Date or the date of receipt of such Confidential Information. Notwithstanding the prior sentence, with respect to Receiving Party's employees, Receiving Party shall only disclose Confidential Information to a Receiving Party employee who has a need to know such Confidential Information for purposes of this Agreement or any customer sublicense and is informed of the confidential nature of the Confidential Information. The foregoing notwithstanding, each Party shall be liable for any failure by such Party's employees, agents or representatives to comply with the provisions of this Section 5 as fully as if such employees, agents or representatives were a party to this Agreement.

                                   ARTICLE VI

                                   WARRANTIES

      6.1 On2 Warranties. On2 makes the following representations and warranties to Wildform.

      (a) Authorization; Power and Authority. On2 (i) is a corporation duly organized under the laws of the state of Delaware, and (ii) has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement.

      (b) Exchange Act Reporting. On2 has filed in a timely manner all documents that it was required to file under the Exchange Act, during the twelve (12) months preceding the date of this Agreement.

      (c) Payment Shares. The Payment Shares to be issued by On2 to Wildform hereunder: (i) are duly authorized; and (ii) when issued and exchanged pursuant to the terms of this Agreement, will be validly issued, fully paid, non-assessable and not subject to preemptive rights; and (iii) when issued and exchanged pursuant to the terms of this Agreement, shall have been approved for listing on the American Stock Exchange (or such other trading market or exchange on which the Common Stock is listed or quoted for trading on the date in question).

      6.2 Wildform Warranties. Wildform makes the following representations and warranties to On2.

      (a) Authorization; Power and Authority. Wildform (i) is a corporation duly organized under the laws of the State of California, (ii) has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement, and (iii) to the best of Wildform's knowledge as of the Effective Date, the Deliverables marked as Deliverable #2 will not infringe any Intellectual Property Rights held by any third party.

      (b) Investment Representation. Wildform acknowledges that it is aware that the Payment Shares have not been registered under the Act. Wildform represents and warrants to the Buyer that such Wildform is acquiring the Payment Shares for investment purposes and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling the Payment Shares in connection with a distribution. Wildform has the capacity to protect its own interest, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Payment Shares. Wildform acknowledges that an investment in the Payment Shares represents a high degree of risk and that there is no assurance that Buyer's business or operations will be successful. Wildform has considered carefully the risks attendant to an investment in the Payment Shares and acknowledges that, as a consequence of such risks, such Wildform could lose its entire investment in the Payment Shares. Wildform acknowledges that, at a reasonable time prior to the Effective Date, Buyer furnished to it the information specified in paragraph (b)2(ii)(A) or (B) of, and in either event the information specified in paragraph (b)(2)(ii)(C) of, Rule 502 promulgated under Exchange Act.

      (c) Restricted Securities. Wildform understands that the Payment Shares will be "restricted securities" under applicable federal securities laws and the rules of the Securities and Exchange Commission promulgated thereunder. Wildform acknowledges that it may dispose of the Payment Shares only pursuant to an effective registration statement under the Act or an exception from registration if available. Wildform further understands that, except as provided in the Registration Rights Agreement (as defined below), Buyer has no obligation to register the sale of the Payment Shares or take any other action so as to permit sales pursuant to the Act. Wildform further understands that applicable state securities laws may impose additional constraints upon the sale of securities

      6.3 No Warranty. EXCEPT AS PROVIDED IN SUBSECTIONS 6.1 AND 6.2 ABOVE, THE DELIVERABLES AND INCORPORATED TECHNOLOGY ARE PROVIDED "AS-IS" WITHOUT WARRANTY OF ANY KIND AND BOTH PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE DELIVERABLES AND INCORPORATED TECHNOLOGY ARE BEING PROVIDED WITHOUT ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING OUT OF A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE, QUALITY, PRODUCTIVENESS, CAPACITY, OR THAT THE OPERATION OF THE DELIVERABLES OR INCORPORTED TECHNOLOGY WILL BE ERROR-FREE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY A PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, LICENSORS, SUPPLIERS, AGENTS, OR TO ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, LICENSING, SUBLICENSING, SUPPLY OR DELIVERY OF THE DELIVERABLES OR INCORPORATED TECHNOLOGY WILL CREATE A REPRESENTATION, CONDITION, OR WARRANTY AND NEITHER PARTY MAY NOT RELY ON SUCH INFORMATION OR ADVICE.

                                   ARTICLE VII

                          INTELLECTUAL PROPERTY RIGHTS

      7.1 The Incorporated Technology Works shall be the sole property of On2, and all right, title and interest therein shall vest solely in On2 and shall be deemed to be a work made for hire. To the extent that title to any of the Incorporated Technology Works may not, by operation of law, vest in On2 or such works may not be considered works made for hire, Wildform hereby irrevocably assigns to On2 all rights, title and interest in and to such works. All Incorporated Technology Works shall belong exclusively to On2, which shall have the right to obtain and to hold in its own name, copyrights, registrations, patents, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Wildform agrees to give On2 and any person designated by On2 such reasonable assistance, at On2's expense, as is On2 reasonably deems appropriate to perfect, secure, and protect On2's intellectual property and other rights set forth in this paragraph. Notwithstanding the foregoing, Wildform shall retain its existing right, title and interest in and to the Licensed Assets, subject to On2's rights to use such intellectual property pursuant to the Asset Purchase Agreement.

      7.2 On2 Intellectual Property. Wildform acknowledges that On2 retains all right, title, and interest in and to the Incorporated Technology and the Incorporated Technologies Works, and in all copies thereof, and no title to the Incorporated Technology or other rights therein are transferred to Wildform by virtue of this Agreement other than as explicitly stated herein or reasonably necessary to accomplish the purposes hereof. 7.3 Wildform Intellectual Property. Except for Purchased Assets (as defined in the Asset Purchase Agreement) and Incorporated Technology Works and subject to On2's license rights to the Licensed Assets, Wildform shall retain all right, title and interest in and to the Deliverables, excluding the Incorporated Technology.

      7.4 Restrictions. Wildform agrees not to cause or permit the porting, reverse engineering, reverse assembly or reverse compilation of any object code software provided to Wildform by On2 pursuant to this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 On2's Indemnification of Wildform. On2 agrees to defend, indemnify and hold harmless Wildform, its officers, directors, employees, agents and customers from and against any claim, action, damage or costs (including reasonable attorneys fees) based on any breach by On2 of Sections 5, 6 or 7 of this Agreement provided that: (i) On2 is promptly notified in writing of such claim or action, (ii) Wildform grants On2 sole control of the defense and any related settlement negotiations, and (iii) Wildform reasonably cooperates with On2 in defense of such claim.

      8.2 Wildform's Indemnification of On2. Wildform agrees to defend, indemnify and hold harmless On2 from and against any claim, action, damage or costs (including reasonable attorneys fees) (other than an action or claim which is subject to On2's indemnification of Wildform pursuant to Section 8.1 above) based on any breach by Wildform of Sections 5, 6 or 7 of this Agreement, provided that: (i) Wildform is promptly notified in writing of such claim or action, (ii) On2 grants Wildform sole control of the defense and any related settlement negotiations, and (iii) On2 reasonably cooperates with Wildform in defense of such claim.

                                   ARTICLE IX

                              TERM AND TERMINATION

      9.1 Term. Except as otherwise set forth in Sections 9.2 and 9.3 or Exhibit A hereof, the term of this Agreement shall be eighteen (18) months ("Term").

      9.2 Termination. Either of Wildform or On2 may terminate this Agreement if the other Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days after written notice. Either of On2 or Wildform may terminate this Agreement if the other Party becomes bankrupt or a receiver is appointed for a substantial part of its assets or business, or any order is made approving a petition or answer seeking reorganization under any applicable bankruptcy law.

      9.3 Events Upon Termination. Upon the termination of this Agreement by either Party on account of an uncured material breach by the other Party, without prejudice to any other rights that either Party may have, the following will occur:

(a) Wildform will immediately cease all use and distribution of the Incorporated Technology.

(b) Wildform will immediately return to On2, or destroy, all copies of the Incorporated Technology, and all documentation created under this agreement in its possession or control. Upon written request from On2, Wildform will promptly provide On2 with a written certification of Wildform's compliance with the foregoing.

      9.4 Sections which Survive Termination or Expiration of this Agreement. Articles 1, 4 (with respect to outstanding payments), 5, 6, 7, 8, 9 and 10 of this Agreement, any other provisions of this Agreement incorporated into or applicable to such Sections, and any other provisions of this Agreement that by their terms extend beyond any termination of this Agreement, shall survive any termination or expiration hereof for any reason.

                                    ARTICLE X

                                OTHER PROVISIONS

      10.1 Status of Parties. Nothing contained in this Agreement nor performance hereunder shall render either Party, its employees or contractors to be an agent, employee, joint venturer or partner of the other Party. Neither Party, nor any of its officers or employees shall have authority to contract for or bind the other Party in any manner, and each Party agrees that it shall not represent itself as an agent of the other Party or as otherwise authorized to act for or on behalf of the other Party.

      10.2 Force Majeure. Any failure by either Party to perform, to the extent and only for so long as such Party is prevented from performing for one or more of the reasons described herein, any obligation hereunder arising under or in connection with this Agreement shall be excused (to such extent and for such period) if such failure shall have been caused by any act or circumstance beyond the reasonable control of such Party, including, but without limiting the generality of the foregoing, any Act of God, fire, flood, explosion, lightning, windstorm, earthquake, general shortage of materials, general discontinuation of power supply, court order or governmental interference, civil commotion, riot, war, strike, labor disturbances, transportation difficulties or labor shortages.

      10.3 Notice. All notice and other communications required or permitted to be given under this Agreement must be in writing and will be effective when delivered personally, via overnight courier, or sent by facsimile later confirmed by overnight courier, or sent by registered mail, postage prepaid and addressed to the parties at their respective addresses set forth in the first paragraph of this Agreement, or at any new address or addresses subsequently designated in writing by either party to the other.

      10.5 Severability of Agreement Provisions. It is the desire and intent of the parties that the provisions contained in this Agreement shall be enforceable to the fullest extent permitted by law. The invalidity and/or unenforceability in whole or in part of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement, which instead will remain in full force and effect.

      10.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties regarding to specific subject matter covered herein. This Agreement supersedes any and all prior written or verbal contracts or understandings between the parties hereto and neither party shall be bound by any statements or representations made by either party not embodied in this Agreement. No provisions herein contained shall be waived, modified or altered, except by an instrument in writing, duly executed by the parties hereto.

      10.7 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule whether such provision or rule is that of the State of New York or any other jurisdiction.

      10.8 Dispute Resolution. Disputes arising in connection with this Agreement shall be resolved as follows:

      (a) General Intent. The parties intend that all problems and disputes relating to this Agreement or arising from the transactions contemplated hereby ("Disputes") shall be resolved through the procedures of this Section 10.8; provided, however, that neither party shall be under any obligation to proceed in accordance with this Section 10.8 with respect to Disputes concerning any alleged breach of Article V of this Agreement, as to which a party may take any legal action in a court of law or equity (without the necessity of posting any bond) to assert or enforce a claim that it has against the other party under this Agreement. The procedures in this Section 10.8 shall not replace or supersede any other remedy to which a party is entitled under this Agreement or under applicable law.

      (b) Informal Resolution Efforts. The parties shall initially attempt to resolve Disputes through informal negotiations conducted by the Primary Coordinator of Wildform and Primary Coordinator of On2.

      (c) Mediation. If a Dispute cannot be resolved under Subsection 10.8(b) above, the Dispute shall be submitted to mediation by written notice of the party seeking mediation to the other party. In the mediation process, the parties shall attempt in good faith to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator shall be selected by agreement of the parties. If the parties cannot agree on a mediator, the American Arbitration Association or JAMS shall designate a mediator at the request of either party. Any mediator so designated must be acceptable to both parties. The mediation shall be confidential, and the mediator may not testify for either party in any later proceeding relating to the Dispute. Each party shall bear its own costs in the mediation. The fees and expenses of the mediator shall be shared equally by the parties.

      (d) Court Actions. If the parties cannot resolve a Dispute through mediation pursuant to Subsection 10.8(c) above, either party may seek further redress by taking legal action in a court of law or equity to assert or enforce a claim that it has against the other party under this Agreement. The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted by a party in a Federal or state court sitting in the jurisdiction and venue of the other party, which shall be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party (or the subsidiary of such party) when transmitted in accordance with Section 10.8. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

      10.9 No Implied Waivers. No delay or omission by either party to exercise its rights and remedies in connection with the breach or default of the other shall operate as or be construed as a waiver of such rights or remedies as to any subsequent breach.

      10.10 Counterparts. This Agreement may be executed in any number of counterparts, but all counterparts hereof shall together constitute but one agreement.

      10.11 Assignment. Neither party will have the right to assign, pledge or transfer all or any part of this Agreement without the prior written consent of the other, and any such purported assignment, pledge or transfer by a party without such prior written consent shall be void ab initio; provided, however, that either party may assign all or part of its rights and obligations under this Agreement in connection with a Change of Control (as defined in the Asset Purchase Agreement). In the event of an assignment pursuant to the proviso contained in the preceding sentence, the surviving entity shall be bound to this Agreement in place of such assigning party and this Agreement shall inure to the benefit of such surviving entity.

      10.12 Capacity. Each party represents one to the other that it is under no incapacity to enter into or perform this Agreement and that each person signing this Agreement on its behalf has the authority to do so, and each shall never otherwise assert.

      10.13 Captions, Gender and Number. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

      10.14 UN Convention Does Not Apply. The United Nations Convention on Contracts for the Sale of Goods shall not apply to this Agreement and any products and/or services provided pursuant thereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed the Effective Date.

On2 Technologies, Inc                          Wildform, Inc.

By:                                            By:
    ---------------------------------              -----------------------------
Name:                                          Name:
Title:                                         Title:

                                    Exhibit A

                               Transition Services

1. Program Errors. On2 shall promptly report to Wildform any Program Errors accompanied by documentary evidence in a mutually agreeable form that permits the defect or error to be reproduced. During the first twelve (12) months of the Term, Wildform shall use commercially reasonable efforts to correct Program Errors within the response times set forth below. For purposes of the response times set forth below a "Serious" Program Error shall be defined as a Program Error that (a) causes the Deliverables to crash (malfunction), or (b) substantially degrades the performance, usability or appearance of the Deliverables. A "Minor" Program Error shall be defined as a bug that causes a less than substantial degradation in the performance, usability or appearance of the Deliverables.

Program Error        Response                           Correction
-------------        --------                           ----------

Serious              Within 1 business day              Within 8 business days

Minor                Within 4 business days             Within 15 business days

Failure by Wildform to provide a correction for a Program Error within the specified period shall not be deemed a breach of this Agreement provided that Wildform has used commercially reasonable efforts to correct such Program Error.

Wildform shall not be required to provide corrections for defects in or conflicts with products developed by other companies, including On2, Macromedia and Microsoft provided that such defect or conflict cannot reasonably be corrected except through modification of the product of such other companies. If a Deliverable, including the Macromedia Flash Player that is shipped with the Deliverable, does not exhibit the Program Error, then no Program Error shall be deemed to exist.

2. Deliverable Support During the first twelve (12) months of the Term, Wildform will provide On2 with reasonable technical support for the Deliverables via phone and email during Wildform's normal business hours with respect to the following:

      o     Train On2 personnel in the way the code works.

      o Train On2 personnel in how the software is designed, maintained and compiled.

      o Provide ongoing support during the 12-month term for On2's further development and integration.

The foregoing obligations of Wildform shall be limited to a maximum of forty
(40) hours, or up to a maximum of two hundred twenty (220) emails, whichever accumulates first.

3. Customer Technical Support email During the first twelve (12) months of the Term, Wildform will provide On2 via email during Wildform's normal business hours reasonable technical support for customer technical support questions received by On2 as follows:

      o During the first thirty (30) days of the Term, Wildform will continue to respond to customer technical support email questions via email. The foregoing support will be provided as follows: (i) customer shall be directed to send technical support emails will be sent to On2; (ii) On2 shall forward such emails to Wildform; (iii) Wildform shall respond to On2 within 24 hours, except for holidays and weekends; and (iv) On2 will, in turn, respond to the customer.

      o For the remaining eleven (11) months of the Term, On2 may send customer technical support inquiries via email to Wildform and Wildform shall respond within 48 hours, except for holidays and weekends.

      o During the first twelve (12) months of the Term, Wildform agrees to forward to On2 Flix related customer technical support emails received by Wildform from customers who have purchased the software from On2 after the Closing. Failure by Wildform to forward these emails shall not be deemed to be a breach of this Agreement.

The foregoing obligations of Wildform, following the initial thirty (30) day period, shall be limited to a maximum of thirty (30) hours, or up to a maximum of two hundred (200) emails, whichever accumulates first.

4. Customer Pre-Purchase Inquiries During the first twelve (12) months of the Term, Wildform will provide On2 via email during Wildform's normal business hours reasonable technical support for customer pre-purchase inquiries received by On2, including the following:

      o During the first thirty (30) days of the Term, Wildform will respond to customer pre-purchase email inquiries. The foregoing support will be provided as follows: (i) customer shall be directed to send technical support emails will be sent to On2; (ii) On2 shall forward such emails to Wildform; (iii) Wildform shall respond to On2 within 24 hours, except for holidays and weekends; and (iv) On2 will, in turn, respond to the customer.

      o For the remaining eleven (11) months of the Term, On2 may send customer pre-purchase inquiries via email to Wildform and Wildform shall respond within 48 hours, except for holidays and weekends.

The foregoing obligations of Wildform, following the initial 30 day period, shall be limited to a maximum of twenty (20) hours, or up to a maximum of one hundred twenty five (125) emails, whichever accumulates first.

5. PR & Marketing During the first twelve (12) months of the Term (except as expressly noted below), Wildform will provide On2, via phone and email during Wildform's normal business hours, reasonable marketing support for the following:

      i)    Guide the execution of the On2 Flash 8 Flix product launch:

            a. Provide On2 with the press list for approximately 300 leading tech publications and press, as well as Flash and video evangelists and web sites to publish news of launch and/or do product reviews. On2 shall contact these people directly.

            b. Assist On2 with doing follow up contact with press to ensure maximum press coverage, and issue review copies of software with Wildform's assistance.

            c. Write first draft press releases for product releases. (All subsequent drafts shall be written by On2, with Wildform providing input as requested on subsequent drafts.)

            d. Create digital banners, buttons and product screenshots (based on existing Flix artwork) announcing On2's next version of Flix for distribution to sites, and press that request them. Such digital banners shall be based on the existing artwork used by Wildform in the marketing of the Flix product line. Wildform shall not be responsible for creating any new logos, or other artwork requested by On2 which Wildform does not already possess. Any additional expenses for additional logos or artwork shall be borne by On2.

      ii) Wildform will provide the following marketing and promotion of the new Flix products:

            a. Within 10 business days of closing publish one (1) issue of the Wildform newsletter featuring the news of On2's purchase of Wildform's Flix assets and instructions to Wildform customers on how and where to buy the new On2 Flix products. On2 shall provide the text for these mailings up to 150 words, subject to Wildform's approval, not to be unreasonably withheld.

            b. Announce in one (1) issue of the Wildform newsletter the launch of On2's next version of Flix with introductory upgrade offer to Wildform customers per approval of On2's marketing department. This issue will come out after the release of Flix 5 with Flash 8 codec. On2 shall provide the text for these mailings up to 150 words, subject to Wildform's approval, not to be unreasonably withheld.

            c. On2 Flix advertisement in 2 consecutive issues of Wildform's newsletter. On2 shall provide the text for these mailings up to 150 words, subject to Wildform's approval, not to be unreasonably withheld.

            d. In addition to a.-c. above, two (2) dedicated On2 branded mailings during the 12 months following closing to Wildform Flix customers who have opted to receive email from Wildform. On2 shall provide the text for these mailings up to 150 words, subject to Wildform's approval, not to be unreasonably withheld.

            e. In the event that Flash 8 is released later than 11 months following closing and the release of the On2 version of Flix is delayed as a result of this, Wildform will do the dedicated mailings and newsletter promotions after the 12 month period for no additional fee, provided that Wildform will have no obligation to do any mailings or promotions later than 18 months following closing.

            f. Wildform represents that as of April 1, 2005, its newsletter list consists of approximately seventy thousand (70,000) email addresses.

      ii)   Wildform will perform the following marketing services for On2:

            a. Search Engine Optimization -Assist On2 personnel in optimizing the newly updated Flix product pages based on current keywords. - Assist On2 personnel with initial submission of new product pages to search engines.

            b.    Google AdWords sponsored links program

                  o Delivery of sponsored links advertising data history for Flix, including keywords, and knowledge of how to best manage the paid links as well as providing the current most effective keywords for selling Flix via Google AdWords.

            c. Bring On2 Marketing people up to speed on Internet marketing for Flix:

                  - How to best to attract traffic to the Flix web site.

                  - Strategies for up-selling to current Flix customers.

                  - How to optimize site for search engines

                  - How to manage sponsored links

                  - Strategies for online advertising and marketing

                  - How to market to Flix customers via a newsletter.

                  - How to run a newsletter.

It shall be On2's responsibility and On2 shall ensure that On2 has personnel capable of understanding and executing software marketing.

The foregoing obligations of Wildform shall be limited to a maximum of forty five (45) hours, or up to a maximum of three hundred (300) emails, whichever accumulates first.

6. Wildform will establish and maintain the following presence on www.wildform.com site (18-month Time Period):

a) During first 30 days following closing:

* Conversion of www.wildform.com/flix, the Flix main page, to explain On2's purchase of Flix, with links to On2's site (e.g. On2's main Flix information page, and shopping cart) as well as explanation to current Wildform Flix on how to download their license and get continued support.

* Link to www.wildform.com/flix in the well of Wildform's front page no smaller than 150x75 pixels

* Link to www.wildform.com/flix in the product drop down menu of main navigation bar.

*     Link to www.wildform.com/flix in the main product navigation menu

*     Link to www.wildform.com/flix on www.wildform.com/products

*     Link to www.wildform.com/flix on www.wildform.com/demos

      b) For first 90 days after closing:

* Link to www.wildform.com/flix in the product drop down menu of main navigation bar. Should Wildform cease to use drop-down menus this may be removed without penalty provided that a link to the Flix product will be included in the Wildform product navigation that replaces the old version.

* Link to www.wildform.com/flix in the main product navigation menu. Should Wildform cease to use main product navigation menus this may be removed without penalty provided that a link to the Flix product page will be included in the Wildform product navigation that replaces the old version.
      .

* Continued presence of www.wildform.com/flix, the Flix main page, to explain On2's purchase of Flix, with links to On2's site (e.g. On2's main Flix information page, and shopping cart).

      c) Months 4-12 after closing:

* Link to www.wildform.com/flix in the product drop down menu of main navigation bar. Should Wildform cease to use drop-down menus Wildform may substitute a link to www.wildform.com/flix in the main product navigation menu. Should Wildform cease to use main product navigation menus this may be removed without penalty provided that a link to the Flix product page will be included in the Wildform product navigation that replaces the old version.

* Continued presence of www.wildform.com/flix, the Flix main page, to explain On2's purchase of Flix, with links to On2's site (e.g. On2's main Flix information page, and shopping cart).

      d) Months 13-18:

* Continued presence of www.wildform.com/flix, the Flix main page, to explain On2's purchase of Flix, with links to On2's site (e.g. On2's main Flix information page, and shopping cart).

7. Website front end

      a.    Wildform will deliver the following:

            -All relevant Flix product web pages (approximately 25) and content, including product pages, sample videos and faq's (based on existing artwork).

            -All Flix digital graphics including existing Flix sample videos, logos, banners, buttons, screenshots and other Flix-related artwork (based on existing artwork).

            -All Wildform Flix tutorials (approximately 35) for On2's non-exclusive use. Should any tutorial author request that On2 remove the tutorial from On2's website, On2 shall comply with such request.

            -All of the following additional resource sections of Wildform's site: "Wildform in advertising", Wildform in CDRoms", and "Wildform in Email" for On2's nonexclusive use.

      b. Wildform will provide On2, via phone and email during Wildform's normal business hours, reasonable support for the website front end deliverables.

It shall be On2's responsibility and On2 shall ensure that On2 has personnel capable of understanding, supporting and maintaining websites and all website materials provided by Wildform.

8. Website Back End

      a. Wildform will deliver the following pursuant to the Asset Purchase Agreement, which shall govern On2's use of the following:

            -     shopping cart system and pages.

            - affiliate system, which includes ability to add affiliates, and track affiliate sales.

            - promotion code system that lets you create and track promotions.

            -     administrative system that handles:

                  o     software license generation

                  o     automated customer emails

            -     ecommerce transactions

            -     banned email address check

            -     credit card hash check

            -     Whois queries.

            -     Ability to generate free licenses of Flix

            -     Ability to search through all issued licenses

            -     Serial code generator

            -     Ability to issue invoices

            - Ability to automatically email customers once they install a demo of Flix

            -     E-commerce fraud detection tips

            - Email list of over 22,000 email addresses from free email providers and bad customers

Wildform shall deliver the website front end and website back end electronically. Ensuring that the website works with On2's own merchant account and databases shall be On2's responsibility and On2 shall ensure that On2 has personnel capable of handling this transition.

During the first twelve (12) months of the Term, Wildform will provide On2, via phone and email during Wildform's normal business hours, reasonable support for the website front end deliverables. The foregoing obligations of Wildform, shall be limited to a maximum of forty (40) hours, or up to a maximum of two hundred twenty (220) emails, whichever accumulates first.

Wildform shall deliver the deliverables listed in paragraphs 7 and 8 of this exhibit and shall provide reasonable support for On2's use of these deliverables. However, it is On2's responsibility to ensure that On2 has personnel capable of handling this transition with all requisite skillsets including C++ programming, Linux, PHP, MYSQL, HTML etc. It is not Wildform's responsibility to instruct On2 staff in the basic functioning of computer systems and languages, nor is it Wildform's responsibility to maintain the deliverables once they have been delivered, except as specifically set forth herein.

In the event that Flash 8 is released later than 11 months following closing and the release of the On2 version of Flix is delayed as a result of this On2 can elect to have Wildform perform whatever PR and marketing services cannot be performed until immediately prior to the launch of the On2 version of Flix (other than the above referenced marketing emails and reduced website presence that Wildform will provide at no additional cost) for a one-time cash payment of $100,000, provided, however that Wildform shall have no obligation to perform any services beyond the 18 month anniversary of the closing.

                                    Exhibit B

                                  Deliverables

A. Deliverable #1 (source code for each to be delivered electronically after the Closing Date, subject to payment of the Closing Payment.):

o     Flix Pro 4 for Windows:

o     Flix Pro 4 for Windows Demo:

o     Flix Pro 3 for Mac:

o     Flix Pro 3 for Mac Demo:

o     Flix Engine 3.5 for Windows:

o     Flix Engine 3.5 for Windows Demo:

o     Flix Exporter 4 for Windows (including Flix FLV player):

o     Flix Exporter 4 for Windows Demo (including Flix FLV player):

o     Flix Exporter 4 for Mac (including Flix FLV player):

o     Flix Exporter 4 for Mac Demo (including Flix FLV player):

o     Flix Lite 3 for Windows:

o     Flix Lite 3 for Windows Demo:

o     Flix Lite 3 for Mac:

o     Flix Lite 3 for Mac Demo:

o     Flix Pro Power Players

B. Deliverable #2 (source code for each to be delivered according to the following schedule (the start date shall be after On2 has delivered to Wildform the new Flash 8 video codec with the required Flash 8 player and player specification (the "Flash 8 Materials"). The Deliverables shall be provided to On2 in electronic form and in the order shown below.

     o     Flix Pro Power Players
           Change branding from Wildform to On2.
           Delivery within 10 days.

     o     Flix Pro 5 for Windows
           Which shall be comprised of Flix Pro 4 for Windows with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 30 days.

     o     Flix Pro 5 for Windows Demo
           Which shall be comprised of Flix Pro 4 for Windows Demo with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 30 days.

     o     Flix Engine 5 for Windows
           Which shall be comprised of Flix Engine 3.5 for Windows with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 60 days.

     o     Flix Engine 5 for Windows Demo
           Which shall be comprised of Flix Engine 3.5 for Windows Demo with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 60 days.

     o     Flix Pro 5 for Mac
           Which shall be comprised of Flix Pro 3 for Mac with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 90 days.

     o     Flix Pro 5 for Mac Demo
           Which shall be comprised of Flix Pro 3 for Mac Demo with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 90 days.

     o     Flix Exporter 5 for Windows (including Flix FLV player)
           Which shall be comprised of Flix Exporter 4 for Windows with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 90 days.

     o     Flix Exporter 5 for Windows Demo (including Flix FLV player)
           Which shall be comprised of Flix Exporter 4 for Windows Demo with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 90 days.

     o     Flix Exporter 5 for Mac (including Flix FLV player)
           Which shall be comprised of Flix Exporter 4 for Mac with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 120 days.

     o     Flix Exporter 5 for Mac Demo (including Flix FLV player)
           Which shall be comprised of Flix Exporter 4 for Mac Demo with the On2 branding and addition of the new On2 Flash 8 codec. Update help file. Change branding from Wildform to On2.
           Delivery within 120 days.

     o     Flix Lite 5 for Windows
           Which shall be comprised of Flix Lite 3 for Windows with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 120 days.

     o     Flix Lite 5 for Windows Demo
           Which shall be comprised of Flix Lite 3 for Windows Demo with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 120 days.

     o     Flix Lite 5 for Mac
           Which shall be comprised of Flix Lite 3 for Mac with the addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           Delivery within 150 days.

     o     Flix Lite 5 for Mac Demo
           Which shall be comprised of Flix Lite 3 for Mac Demo with the On2 branding and addition of the new On2 Flash 8 codec.
           Update help file.
           Change branding from Wildform to On2.
           . Delivery within 150 days.

Aside from the addition of the On2 Flash 8 codec, no other features shall be added to the above listed Deliverables.

Delayed delivery by Wildform of the above listed Deliverables shall not be considered a violation of this Agreement, provided that Wildform has worked in good faith to provide the Deliverables in a timely fashion, provided however, that failure to deliver (a) the Flix Pro Windows Deliverables prior to the 91-day anniversary of delivery of the Flash 8 Materials to Wildform or (ii) all of the Deliverables prior to the 270-day anniversary of the delivery of the Flash 8 Materials to Wildform, shall be considered a violation of this Agreement..

It shall be On2's responsibility and On2 shall ensure that On2 has personnel capable of understanding, supporting and maintaining the software source code provided by Wildform pursuant to Deliverables #1 and #2.